Exhibit 99.1

July 22, 2025

Franklin Financial Reports Second Quarter and Year-to-Date 2025 Results;

Declares Dividend

(CHAMBERSBURG, PA) Franklin Financial Services Corporation (the Corporation) (NASDAQ: FRAF), the bank holding company of F&M Trust (the Bank) headquartered in Chambersburg, PA, reported its second quarter and year-to-date 2025 financial results.

A summary of notable operating results as of or for the second quarter ended June 30, 2025 follows:

•	Net Income: $5.9 million ($1.32 per diluted share) compared to $3.0 million ($0.66 per diluted share) for the second quarter of 2024, an increase of 94.8%.
•	Wealth Management: Fees were $2.4 million, an increase of 7.9% from $2.2 million in the second quarter of 2024. Assets under management were $1.4 billion on June 30, 2025.
•	Asset Growth: $2.287 billion in assets on June 30, 2025 compared to $2.198 billion at year-end 2024, an increase of 4.1%.
•	Loan Growth: Total net loans of $1.500 billion on June 30, 2025, an increase of 8.7% from December 31, 2024.
•	Deposit Growth: Total deposits of $1.893 billion on June 30, 2025, an increase of 4.3% from December 31, 2024.
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Performance Metrics: Return on Average Assets (ROA) 1.04%, Return on Average Equity (ROE) 15.64%, and Net Interest Margin (NIM) of 3.21% on an annualized basis, compared to a ROA of 0.59%, ROE of 9.12%, and NIM of 2.99% for the second quarter of 2024.

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On July 17, 2025, the Board of Directors declared a $0.33 per share regular quarterly cash dividend for the third quarter of 2025 to be paid on August 27, 2025, to shareholders of record at the close of business on August 1, 2025.

A summary of notable operating results as of or for the six months ended June 30, 2025 follows:

•	Net Income: $9.8 million ($2.20 per diluted share) compared to $6.4 million ($1.43 per diluted share) for the six months ended June 30, 2024, an increase of 53.7%.
•	Wealth Management: Fees were $4.6 million, an increase of 8.5% from $4.3 million for the first six months of 2024.
•	Performance Metrics: ROA .89%, ROE 13.27%, and NIM of 3.13% on an annualized basis, compared to a ROA of 0.63%, ROE of 9.71%, and NIM of 2.94% for the comparable period in 2024.

Balance Sheet Highlights

Total assets on June 30, 2025 were $2.287 billion, up 4.1% from $2.198 billion on December 31, 2024. Significant changes in the balance sheet from December 31, 2024 to June 30, 2025 include:

•	Debt securities available for sale decreased $27.3 million (5.4%) due primarily to paydowns.
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Net loans increased $119.6 million (8.7%) over the year-end 2024 balance, primarily from an increase of $68.9 million in commercial real estate loans. As of June 30, 2025, commercial real estate (CRE) loans totaled $872.2 million with the largest collateral segments being: apartment buildings ($167.7 million), hotels and motels ($102.3 million), and office buildings ($92.8 million), primarily in the Bank's market area of south-central Pennsylvania. Of the total CRE portfolio, 41.0% was owner-occupied and 59.0% was non-owner occupied.

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Total deposits increased $77.8 million (4.3%) from year-end 2024. The majority of the growth occurred in money management accounts, which was partially offset by a decrease in interest-bearing checking and savings accounts. For the first six months of 2025, the cost of total deposits was 1.95%, but fell to 1.90% for the second quarter of 2025. On June 30, 2025, the Bank estimated that approximately 89% of its deposits were FDIC insured or collateralized.

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Shareholders' equity increased $12.6 million to $157.4 million on June 30, 2025 from year-end 2024, and retained earnings increased $6.9 million, net of dividends of $2.9 million, over the same period.  The accumulated other comprehensive loss (AOCI) decreased $4.7 million during the first half of 2025 to $30.8 million. On June 30, 2025, the book value of the Corporation's common stock was $35.22 per share and tangible book value (1) increased $2.55 per share since December 31, 2024 to $33.20 per share.  In January 2025, an open market repurchase plan was approved to repurchase 150,000 shares over a one-year period and 6,700 shares were repurchased in the first half of 2025 under the approved plan to fund the dividend reinvestment plan.  The Bank is considered to be well-capitalized under regulatory guidance as of June 30, 2025.

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Average interest-earning assets for the first six months of 2025 were $2.146 billion, compared to $1.929 billion for the same period in 2024, an increase of 11.2%. This increase occurred primarily in the loan portfolio which increased 13.2%, driven by a 15.4% ($111.2 million) increase in commercial real estate loans. The yield on earning assets increased from 5.10% in the first six months of 2024 to 5.28% for the first half of 2025 and was 5.30% for the second quarter of 2025.   Total deposits averaged $1.852 billion for the first six months of 2025, an increase of $291.1 million (18.7%) over the average balance for the same period in 2024.  The cost of total deposits increased from 1.74% for the first six months of 2024 to 1.95% for the first-six months of 2025, but the cost decreased to 1.90% for the second quarter of 2025.

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Nonperforming loans increased during the second quarter as nonaccrual loans increased from $266 thousand on December 31, 2024, to $10.8 million on June 30, 2025.  As a result, the nonperforming loan ratio increased from 0.02% as of December 31, 2024 to 0.71% on June 30, 2025.

The nonaccrual loans are comprised primarily of two loans: 1) a $7.4 million construction loan on a mixed use project, and 2) a $2.9 million hotel loan. The construction loan is current on payments as of June 30, 2025, and the hotel is scheduled for an auction sale in July 2025.  Pending a successful auction, the net proceeds are expected to fully satisfy the loan.   The allowance for credit loss to loans ratio was 1.26% on June 30, 2025, unchanged from December 31, 2024.  The allowance for credit losses (ACL) for unfunded commitments was $2.0 million on June 30, 2025, and December 31, 2024.

Income Statement Highlights – Second Quarter Comparison  2025 v. 2024

•	Net income for the second quarter of 2025 was $5.9 million ($1.32 per diluted share) compared to $3.0 million ($0.66 per diluted share) for the second quarter of 2024, an increase of 94.8%.
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Net interest income was $17.2 million for the second quarter of 2025 compared to $14.2 million for the second quarter of 2024, an increase of $3.0 million or 21.3%.  The improvement was driven primarily by an increase in interest income on the loan portfolio.

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For the second quarter of 2025, the provision for credit losses on loans was $704 thousand compared to $560 for the same quarter of 2024. The increased provision for credit losses on loans was necessary due to growth in the loan portfolio.  The provision for credit losses on unfunded commitments were reversals of $69 thousand and $14 thousand for the second quarters of 2025 and 2024, respectively.

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Noninterest income totaled $5.1 million for the second quarter of 2025 compared to $4.4 million for the same quarter of 2024, an increase of 17.3%. The growth was due to an increase in wealth management fees, loan charges, and a refund on state sales taxes.

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Noninterest expense for the second quarter of 2025 was $14.4 million compared to $14.3 million for the second quarter of 2024 (an increase of 0.4%).  Salaries and employee benefits increased period over period, but were partially offset by a decrease in marketing costs and other expenses.

•	The effective federal income tax rate was 19.3% for the second quarter of 2025 and 17.6% for the same period in 2024.

Income Statement Highlights – Year-to-date Comparison 2025 v. 2024

•	Net income for the first six months of 2025 was $9.8 million ($2.20 per diluted share) compared to $6.4 million ($1.43 per diluted share) for the same period in 2024, an increase of 53.7%.
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Net interest income was $32.8 million for the first six months of 2025 compared to $27.8 million for the same period in 2024, an increase of $5.1 million or 18.3%.  The improvement was driven primarily by an increase in interest income on the loan portfolio which was up $6.0 million while interest expense increased only $2.0 million.

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For the first six months of 2025, the provision for credit losses on loans was $1.5 million compared to $1.1million for the same quarter of 2024. The increased provision for credit losses on loans was necessary due to growth in the loan portfolio.  The provision for credit losses on unfunded commitments were reversals of $40 thousand and $52 thousand for the first six months of 2025 and 2024, respectively.

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Noninterest income totaled $9.7 million for the first six months of 2025 compared to $8.5 million for the same period of 2024, an increase of 13.2%. The growth was due primarily to an increase in wealth management fees, loan charges, and a refund on state sales taxes.

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Noninterest expense for the first six months of 2025 was $29.0 million compared to $27.6 million for the same period of 2024 (an increase of 4.8%).  Salaries and employee benefits (primarily health insurance) and FDIC insurance increased period over period but were partially offset by a decrease in marketing costs.

•	The effective federal income tax rate was 19.0% for the six months of 2025 and 16.6% for the same period in 2024.
(1)	Non-GAAP measure. See GAAP versus Non-GAAP Presentation that follows.

Additional information on the Corporation is available on our website at: www.franklinfin.com/Presentations.

Franklin Financial is the largest independent, locally owned and operated bank holding company headquartered in Franklin County with assets of more than $2.3 billion. Its wholly-owned subsidiary, F&M Trust, has twenty-three community banking locations in Franklin, Cumberland, Dauphin, Fulton and Huntingdon Counties PA, and Washington County MD. Franklin Financial stock is trading on the Nasdaq Stock Market under the symbol FRAF. Please visit our website for more information, www.franklinfin.com.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company's consolidated financial statements when filed with the Securities and Exchange Commission ("SEC''). Accordingly, the financial information in this announcement is subject to change.

Certain statements appearing herein which are not historical in nature are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of I995. Such forward-looking statements refer to a future period or periods, reflecting management's current views as to likely future developments, and use words "may," "will," "expect," "believe," "estimate," "anticipate," or similar terms. Because forward-looking statements involve certain risks, uncertainties and other factors over which Franklin Financial Services Corporation has no direct control, actual results could differ materially from those contemplated in such statements. These factors include (but are not limited to) the following: changes in interest rates, changes in the rate of inflation, general economic conditions and their effect on the Corporation and our customers, changes in the Corporation's cost of funds, changes in government monetary policy, changes in government regulation and taxation of financial institutions, changes in technology,  the intensification of competition within the Corporation's market area, and other similar factors.

We caution readers not to place undue reliance on these forward-looking statements. They only reflect management's analysis as of this date.  The Corporation does not revise or update these forward-looking statements to reflect events or changed circumstances. Please carefully review the risk factors described in other documents the Corporation files from time to time with the SEC, including the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and any Current Reports on Form 8-K.

GAAP versus non-GAAP Presentations – The Corporation supplements its traditional GAAP measurements with certain non-GAAP measurements to evaluate its performance and to eliminate the effect of intangible assets.  By eliminating intangible assets (Goodwill), the Corporation believes it presents a measurement that is comparable to companies that have no intangible assets or to companies that have eliminated intangible assets in similar calculations. However, not all companies may use the same calculation method for each measurement. The non-GAAP measurements are not intended to be used as a substitute for the related GAAP measurements. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP.  In the event of such a disclosure or release, the Securities and Exchange Commission’s Regulation G requires: (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. The following table shows the calculation of the non-GAAP measurements.

FRANKLIN FINANCIAL SERVICES CORPORATION
Financial Highlights (Unaudited)

Earnings Summary	For the Three Months Ended			For the Six Months Ended
(Dollars in thousands, except per share data)	6/30/2025	3/31/2025	6/30/2024	6/30/2025	6/30/2024	% Change

Interest income	$28,600	$27,058	$24,732	$55,658	$48,541	14.7%
Interest expense	11,362	11,452	10,521	22,815	20,776	9.8%
Net interest income	17,238	15,606	14,211	32,843	27,765	18.3%
Provision for credit losses - loans	704	451	560	1,454	1,050	38.5%
(Reversal of) provision for credit losses - unfunded commitments	(69)	49	(14)	(40)	(52)	-23.1%
Total provision for credit losses	635	500	546	1,414	998	41.7%
Noninterest income	5,103	4,562	4,350	9,664	8,538	13.2%
Noninterest expense	14,389	14,577	14,336	28,965	27,642	4.8%
Income before income taxes	7,317	5,091	3,679	12,128	7,663	58.3%
Income taxes	1,409	1,169	646	2,299	1,269	81.2%
Net income	$5,908	$3,922	$3,033	$9,829	$6,394	53.7%

Diluted earnings per share	$1.32	$0.88	$0.66	$2.20	$1.43	53.8%
Regular cash dividends declared	$0.33	$0.32	$0.32	$0.65	$0.64	1.6%

Balance Sheet Highlights (as of )	6/30/2025	3/31/2025	6/30/2024
Total assets	$2,286,745	$2,257,478	$2,039,126
Debt securities available for sale	481,259	495,487	454,465
Loans, net	1,500,035	1,437,747	1,301,302
Deposits	1,893,471	1,867,577	1,586,458
Other borrowings	200,000	200,000	280,000
Shareholders' equity	157,364	151,391	136,809

Assets Under Management (fair value)
Wealth Management	$1,221,333	$1,183,180	$1,128,087
Held at third party brokers	138,763	139,918	143,736
Total assets under management	$1,360,096	$1,323,098	$1,271,823

	As of or for the Three Months Ended			As of or for the Six Months Ended
Performance Ratios	6/30/2025	3/31/2025	6/30/2024	6/30/2025	6/30/2024
Return on average assets*	1.04%	0.72%	0.59%	0.89%	0.63%
Return on average equity*	15.64%	10.80%	9.12%	13.27%	9.71%
Dividend payout ratio	24.92%	36.16%	46.39%	29.39%	43.88%
Net interest margin*	3.21%	3.05%	2.99%	3.13%	2.94%
Net loans recovered (charged-off)/average loans*	0.00%	0.01%	-0.03%	0.00%	-0.01%
Nonperforming loans / gross loans	0.21%	0.02%	0.07%
Nonperforming assets / total assets	0.14%	0.01%	0.04%
Allowance for credit losses / loans	1.26%	1.27%	1.29%
Book value, per share	$35.22	$33.99	$31.01
Tangible book value (1)	$33.20	$31.97	$28.96
Market value, per share	$34.63	$35.45	$28.28
Market value/book value ratio	98.31%	104.30%	91.20%
Market value/tangible book value ratio	104.28%	110.90%	97.64%
Price/earnings multiple*	6.56	10.07	10.71
Current quarter dividend yield*	3.81%	3.61%	4.53%
* Annualized
(1) Non-GAAP measurement. See GAAP versus Non-GAAP disclosure

GAAP versus non-GAAP Presentations – The Corporation supplements its traditional GAAP measurements with certain non-GAAP measurements to evaluate its performance and to eliminate the effect of intangible assets.  By eliminating intangible assets (Goodwill), the Corporation believes it presents a measurement that is comparable to companies that have no intangible assets or to companies that have eliminated intangible assets in similar calculations. However, not all companies may use the same calculation method for each measurement. The non-GAAP measurements are not intended to be used as a substitute for the related GAAP measurements. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP.  In the event of such a disclosure or release, the Securities and Exchange Commission’s Regulation G requires: (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. The following table shows the calculation of the non-GAAP measurements.

Non-GAAP
(Dollars in thousands, except per share)	As of
	June 30, 2025	March 31, 2025	June 30, 2024
Tangible Book Value (per share) (non-GAAP)
Shareholders' equity	$157,364	$151,391	$136,809
Less intangible assets	(9,016)	(9,016)	(9,016)
Tangible book value (non-GAAP)	148,348	142,375	127,793

Shares outstanding (in thousands)	4,468	4,454	4,412

Tangible book value per share (non-GAAP)	$33.20	$31.97	$28.96